EXHIBIT 99.1—SCHEDULE OF RESTATED INTERIM INCOME STATEMENTS

	Three Months Ended September 30, 2003
	Originally
	Reported	Adjustment	Restated
Net sales	$21,705,000		$21,705,000
Cost of goods sold, as originally reported	18,110,000
Unreturned core inventory		(621,000)
Cost of goods sold, as restated			17,489,000

Gross margin	3,595,000	621,000	4,216,000

Total operating expenses	3,472,000	—	3,472,000

Operating income	123,000	621,000	744,000
Interest expense — net	288,000	—	288,000

Income (loss) before income tax expense	(165,000)	621,000	456,000

Income tax expense	36,000	110,000	146,000

Net income (loss)	$(201,000)	$511,000	$310,000

Basic income (loss) per share	$(0.03)	$0.07	$0.04

Diluted income (loss) per share	$(0.03)	$0.07	$0.04

	Three Months Ended March 31, 2004
	Originally
	Reported	Adjustment	Restated
Net sales	$20,358,000		$20,358,000
Cost of goods sold, as originally reported	12,428,000
Unreturned core inventory		621,000
Cost of goods sold, as restated			13,049,000

Gross margin	7,930,000	(621,000)	7,309,000

Total operating expenses	2,631,000	—	2,631,000

Operating income	5,299,000	(621,000)	4,678,000
Interest expense — net	207,000	—	207,000

Income (loss) before income tax expense	5,092,000	(621,000)	4,471,000

Income tax expense (benefit)	1,641,000	(110,000)	1,531,000

Net income (loss)	$3,451,000	$(511,000)	$2,940,000

Basic income (loss) per share	$0.43	$(0.07)	$0.36

Diluted income (loss) per share	$0.41	$(0.07)	$0.34

	Three Months Ended June 30, 2004
	Originally
	Reported	Adjustment	Restated
Net sales	$21,232,000		$21,232,000
Cost of goods sold, as originally reported	17,386,000
Unreturned core inventory		(360,000)
Cost of goods sold, as restated			17,026,000

Gross margin	3,846,000	360,000	4,206,000

Total operating expenses	3,422,000	—	3,422,000

Operating income	424,000	360,000	784,000
Interest expense — net	351,000	—	351,000

Income (loss) before income tax expense	73,000	360,000	433,000

Income tax expense	27,000	141,000	168,000

Net income (loss)	$46,000	$219,000	$265,000

Basic income (loss) per share	$0.01	$0.02	$0.03

Diluted income (loss) per share	$0.01	$0.02	$0.03

	Three Months Ended September 30, 2004
	Originally
	Reported	Adjustment	Restated
Net sales	$25,283,000		$
Marketing allowance adjustment		(286,000)
Net sales, as restated				24,997,000

Cost of goods sold, as originally reported	17,946,000
Unreturned core inventory		68,000
Cost of goods sold, as restated				18,014,000

Gross margin	7,337,000	(354,000)		6,983,000

Total operating expenses	3,136,000	—		3,136,000

Operating income	4,201,000	(354,000)		3,847,000
Interest expense — net	449,000	—		449,000

Income (loss) before income tax expense	3,752,000	(354,000)		3,398,000

Income tax expense (benefit)	1,395,000	(138,000)		1,257,000

Net income (loss)	$2,357,000	$(216,000)		$2,141,000

Basic income (loss) per share	$0.29	$(0.03)		$0.26

Diluted income (loss) per share	$0.27	$(0.02)		$0.25